EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Alternative Construction Technologies, Inc., filed with the Securities and Exchange Commission on Form SB-2, for the registration of 4,560,414 shares of its common stock, and to the inclusion in said Registration Statement of our reports dated June 30, 2006, June 30, 2007, December 31, 2005 and December 31, 2006, with the consolidated financial statements of Alternative Construction Technologies, Inc. and Subsidiaries.

/s/ LIEBMAN GOLDBERG & DROGIN LLP
CERTIFIED PUBLIC ACCOUNTANTS
Garden City, New York
August 27, 2007